UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  October 7, 2005

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Street Towers, Suite 1360

150 South Fifth Street

Minneapolis, MN  55402

(Address of Principal Executive Offices, including Zip Code)

(612) 333-0021

Registrant’s Telephone Number, including Area Code

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Northwest Airlines, Inc. (“Northwest”) has advised Mesaba Aviation, Inc. (“Mesaba”), a wholly owned subsidiary of MAIR Holdings, Inc. (“MAIR”), that Northwest will be removing ten Saab B+ aircraft from Mesaba’s schedule as of January 4, 2006. Additionally, Northwest has advised Mesaba that Northwest will likely be unable to meet the delivery schedule for the remaining 13 Canadair Regional Jet Aircraft (“CRJs”) that are to be delivered to Mesaba pursuant to the Airline Services Agreement (the “ASA”) between the parties. To date, Mesaba has received two CRJs and is operating them pursuant to the ASA.

In prior filings with the Securities and Exchange Commission, MAIR disclosed that Mesaba estimates its prepetition claim against Northwest to be approximately $28 million. In addition, Northwest’s schedule and fleet changes since its bankruptcy petition was filed could result in a reduction of approximately 28% in Mesaba’s fiscal year end 2006 fleet plan. Mesaba may in the future lose an additional 26 Avro Regional Jets (“Avros”) from its fleet, as Northwest earlier provided Mesaba with notice of Northwest’s intent to terminate all of the Avro leases. Northwest’s actions will result in a substantial reduction of Mesaba’s revenue. Mesaba is focused on reducing all areas of its cost structure, but will incur substantial losses in the third and fourth fiscal quarters. Mesaba is considering all options available to it, including a court supervised restructuring under Chapter 11 of the Bankruptcy Code. Separately, MAIR is considering the impact of Mesaba’s alternatives and MAIR’s available options relative to Mesaba’s situation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2005	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel